Exhibit 99.3

Century Aluminum of West Virginia Provides Update on Ravenswood Labor Developments

MONTEREY, CA -- (MARKET WIRE) -- July 31, 2006 -- Century Aluminum of West Virginia, a wholly owned subsidiary of Century Aluminum Company (NASDAQ: CENX), provided an update today on labor developments at the company's Ravenswood, West Virginia reduction facility. On July 29, the company announced that it has been given a 72-Hour Notice of Termination of Extension Agreement and Intent to Strike the Employer by the United Steelworkers. The 72-Hour strike notice will expire no earlier than August 1, 2006 midnight.

"Based on the union's notice to strike, we are in the process of shutting down the Ravenswood facility, as the union in their strike notice said they were giving us time to do," said plant manager Ron Thompson. "We are working today on the orderly shut down of the first of our four potlines. We are also in the process of notifying our customers and suppliers who will be impacted should a strike occur. After today, we will be forced to shut down additional lines as the work stoppage takes effect. The process of restarting potlines is very costly and time consuming.

"The proposal that we presented to the union, including the healthcare provisions, was fair and comprehensive by any standard. Overall, we believe that the package balanced the needs of our employees with our need to maintain the competitiveness of the plant over the next three and one-half years.

"Ravenswood is one of the oldest operating aluminum smelters in the world today. It is high on the global cost curve. To maintain the viability of the facility, we have to continuously monitor each and every cost element. Robust current aluminum prices allowed us to present this generous offer to the union. We must be mindful, however, that aluminum is a cyclical commodity that goes down in price as well as up. Our proposal was aimed at keeping the plant viable over the next three and one-half years.

"If we are forced to shut down operations as a result of the union's strike notice, the future of our Ravenswood plant and our communities may be in jeopardy."

Century Aluminum Company, the parent of Century Aluminum of West Virginia, owns primary aluminum capacity in the United States and Iceland, as well as an ownership stake in alumina and bauxite assets in the United States and Jamaica. Century's corporate offices are located in Monterey, California.

This press release may contain "forward-looking statements" within the meaning of U.S. federal securities laws. The company has based its forward-looking statements on current expectations and projections about the future; however, these statements are subject to risks, uncertainties and assumptions, any of which could cause the company's actual results to differ materially from those expressed in its forward-looking statements. More information about these risks, uncertainties and assumptions can be found in the risk factors and forward-looking statements cautionary language contained in the company's Annual Report on Form 10-K and in other filings made with the Securities and Exchange Commission. The company does not undertake, and specifically disclaims, any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date such forward-looking statements are made.